Exhibit 99(c)(3)

Cysive, Inc.

FAIRNESS OPINION DOCUMENTATION

May 29, 2003

BROADVIEW INTERNATIONAL LLC

Silicon Valley	New York	Boston	London

Cysive, Inc.

Fairness Opinion Documentation

Table of Contents

TAB

Fairness Opinion Letter	1
Valuation Considerations	2
Summary Explanation of Valuation Methodology	3
Valuation Analysis	4

BROADVIEW INTERNATIONAL LLC

May 29, 2003

Special Committee of the Board of Directors
Cysive, Inc.
10780 Parkridge Boulevard
Suite 400
Reston, VA 20191

Dear Members of the Special Committee:

We understand that Cysive, Inc. (“Cysive” or the “Company”), Snowbird Holdings, Inc. (“Snowbird” or the Parent”) and Snowbird Merger Sub, a wholly-owned subsidiary of the Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, through the merger of Merger Sub with and into the Company (the “Merger”), each share of Company Common Stock then outstanding (other than shares held by the Parent or Merger Sub) will be converted into the right to receive $3.22 in cash (the “Merger Consideration”). The terms and conditions of the above-described Merger are more fully detailed in the Agreement.

You have requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock, other than the Parent and its affiliates.

Broadview International LLC (“Broadview”) focuses on providing merger and acquisition advisory services to information technology (“IT”), communications, healthcare technology and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications, healthcare technology and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to the Special Committee of the Board of Directors of Cysive (the “Special Committee”) and will receive a fee from Cysive upon the successful conclusion of the Merger. We will also receive a fee upon delivery of this opinion.

In rendering our opinion, we have, among other things:

1.)	conducted a comprehensive selling process soliciting interest from a broad set of prospective strategic and financial buyers of the Company;

Cysive, Inc. Special Committee of the Board of Directors	May 29, 2003

2.)	discussed with the Special Committee the level of response received following the Company’s May 13, 2003 press release announcing that the Company had retained Broadview to consider strategic alternatives;

3.)	reviewed the terms of the Agreement in the form of the draft dated May 28, 2003, furnished to us by counsel to the Special Committee on May 29, 2003 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

4.)	reviewed Cysive’s annual report on Form 10-K for the fiscal year ended December 31, 2002, including the audited financial statements included therein and Cysive’s quarterly report on Form 10-Q for the period ended March 31, 2003, including the unaudited financial statements included therein;

5.)	reviewed certain internal financial and operating information relating to Cysive prepared and furnished to us by Cysive management;

6.)	participated in discussions with Cysive’s management concerning the operations, business strategy, current financial performance and prospects for Cysive;

7.)	discussed with Cysive’s Special Committee its view of the strategic and financial rationale for the Merger;

8.)	reviewed the recent reported closing prices and trading activity for Company Common Stock;

9.)	compared certain aspects of Cysive’s financial performance with public companies we deemed comparable;

10.)	analyzed available information, both public and private, concerning other mergers and acquisitions we believed to be comparable in whole or in part to the Merger;

11.)	reviewed available equity analyst research covering Cysive;

Cysive, Inc. Special Committee of the Board of Directors	May 29, 2003

12.)	reviewed a liquidation analysis of the Company prepared for the Special Committee by a third party and provided to us by such third party (the “Liquidation Analysis”);

13.)	discussed with Snowbird representatives their view of the strategic and financial rationale for the Merger;

14.)	assisted in negotiations and discussions related to the Merger among Cysive, the Special Committee, representatives of the Parent and their respective legal advisors; and

15.)	conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Cysive. In addition, we have assumed with your permission that the Liquidation Analysis accurately reflects the value that would be available to be distributed to shareholders upon a liquidation of the Company. We have not made any independent appraisal or valuation of any of Cysive’s assets. In addition, as we have discussed with the Special Committee, Company management has not prepared or endorsed any current financial projections for Cysive and, accordingly, we have not reviewed any current management prepared or endorsed financial projections for the Company.

We understand that in assessing the various alternatives available to the Company, the Special Committee retained a third party to conduct the Liquidation Analysis. Our opinion addresses the fairness of the Merger Consideration from a financial point of view to holders of Company Common Stock, other than the Parent and its affiliates, and is not a recommendation as to which alternative available to the Company should be pursued by the Special Committee or the Board of Directors.

We have also relied, with your permission, on the Parent’s representations that the Parent will have sufficient funds to consummate the Merger.

Cysive, Inc. Special Committee of the Board of Directors	May 29, 2003

We have also relied, with your permission, on the Parent’s representations that the Parent will have sufficient funds to consummate the Merger.

Based upon and subject to the foregoing, and subject to the limitations and assumptions below, we are of the opinion that the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock, other than the Parent and its affiliates.

For purposes of this opinion, we have assumed that neither Cysive nor the Parent is currently involved in any material transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting their respective businesses. We also express no opinion as to the price at which Cysive Common Stock will trade at any time. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Special Committee in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to delivery of this opinion to the full Board of the Company and references to and the inclusion of this opinion in its entirety in the Proxy Statement to be distributed to holders of Company Common Stock in connection with the Merger.

Sincerely,

Broadview International LLC

Cysive, Inc. Fairness Opinion
Valuation Considerations

In reviewing the business of Cysive, Inc. (“Cysive” or the “Company”), along with the current activity within the information technology (“IT”), communications, healthcare technology and media industries, we have identified the following factors that, among others, may have a material impact on valuation.

Factors Positively Affecting The Value Of Cysive

Innovative Technology Solution – Cymbio addresses the challenges posed by the enterprise implementation of a number of new and disparate technologies over the last several years. By creating a dedicated infrastructure focused on the management of user application access, Cymbio enables an enterprise to manage device, channel and application integration in an effective, flexible and cost-effective manner. Further, through Cymbio’s patent-pending Follow-On technology, it is capable of interaction suspension, making effective management of asynchronous user sessions, long-running transactions and intermittent network access possible. As a result, Cymbio has received favorable product discussion in research published by leading firms such as AMR, Forrester, Giga and Gartner. Management believes that as the functionality of the product is further recognized in the marketplace, sales will ramp significantly.

Successful Initial Product Implementations – Cysive has successfully integrated Cymbio within 4 clients’ enterprise architectures. While not sold as a separate licensed package to date, management believes that these implementations represent validation of the strength of the Cymbio product. For example, field representatives at Philips Medical Systems are actively using the platform for more effective management of patient care, allowing them to make use of a number of different channels to capture and transmit patient information. In addition, the Cymbio solution has been well received at other large enterprises with distributed workforces, and Cysive is actively engaged in proof-of-concept testing with a number of companies for licensed sales of the product. Some of these potential clients may deploy the solution over the next 12 to 24 months.

Substantial Software Engineering Talent – Cysive management has focused on the recruitment and retention of software developers with deep programming knowledge and extensive development experience. As an indication of these efforts, the average Cysive developer maintains greater than 12 years of experience in enterprise software development, and is typically certified in Java and J2EE technologies, as well as several other platforms. In addition, the core team of 20 developers has worked together for over 10 years, and has gained substantial expertise through project work as part of the Company’s legacy software development services business. Management believes that this collective experience will prove to be a significant competitive advantage in the development of future products.

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Extensive Cash Resources And Strong Balance Sheet – Cysive management has maintained a consistent focus on managing cash resources while continuing to pursue sales of the Company’s product. As a result, while the Company believes the market for its products will be challenging in the near-term, Cysive maintains substantial capital resources available for execution of current and future business strategy. Consistent with this focus, management has also taken steps to reduce business costs, as demonstrated by a restructuring of the business in August 2002 that substantially reduced operating expenses and lease obligations. Including the effects of those actions, the Company had $129.0 million in cash and other liquid assets and $0.0 million in debt on its balance sheet as of March 2003. Management believes that the strength of the Company’s balance sheet provides the business with sufficient capital to execute effectively its business plan.

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Factors Negatively Affecting The Value Of Cysive

Lack Of Revenue Traction And Nascent Market Demand –While Cymbio has been implemented to date, these implementations were part of broader services and systems integration efforts under Cysive’s legacy services business and, while the Company’s sales efforts over the last 12 months have resulted in a number of promising customer opportunities, Cysive has yet to achieve a single licensed product sale. Management attributes this lack of customer traction to a lengthy sales cycle, a requirement for a substantial capital commitment on the part of the customer and a generally difficult market for enterprise software sales. In addition, a number of potential customers have indicated that the Cymbio technology is not a current enterprise need. While one third- party financial analyst projects that the Company will achieve $6.3 million in revenue in 2004, the current lack of sales traction (as evidenced by Cysive’s March 31, 2003 quarter revenue of $88,000) and limited market demand makes the prospect for near-term sales growth challenging, and provides no indication that future sales will materialize.

History Of Substantial Losses – Cysive management has invested a significant amount of capital in the development of the Cymbio product and associated sales efforts over the last several years. Compounded by a lack of Cymbio product sales, these efforts have resulted in significant losses. Since 2000, the Company has incurred a total of $32.4 million in operating cash losses, with $16.0 million of that total occurring in 2002 alone. Although management has taken steps to reduce expenses and is hopeful that Cymbio sales will partially offset losses in the near-term, management expects the Company to continue to incur substantial losses for the foreseeable future. Further, should expected product sales not materialize, these losses will likely reduce the Company’s cash resources substantially.

Significant Competitive Threat – Cysive faces competition from several different categories of enterprise software vendors, many of whom have significantly greater marketing, distribution, financial and technological resources than the Company. Cysive’s primary competitors include application integration technology vendors such as BEA Systems, IBM, Microsoft Corporation and TIBCO Software, as well as wireless and remote access technology vendors such as 724 Solutions, Aether Systems, Citrix Systems and Extended Systems. While Cysive management believes that Cymbio offers the most compelling solution to address the business challenges posed by a multi-application, multi-device environment, a number of the Company’s competitors offer or are in development of products that address similar customer needs. Further, the solutions provided by the Company’s competitors are often components of a broader enterprise offering, forcing the Company to compete against a suite solution sale. Should Cysive not be able to develop a customer base and a differentiated market brand, competition may hinder the Company’s ability to compete successfully in the marketplace.

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Company In Transition – Prior to Cysive’s current focus on licensed software, the Company historically derived revenue from custom software and services solutions. In response to a perceived emerging market need, management began focusing on the development of Cymbio in the second half of 2000, and launched the product in conjunction with a transition to a licensed software business model in October 2001. Since that time the Company has largely eliminated its legacy services infrastructure, re- branded the business in the marketplace and restructured its sales effort. While management believes that Cymbio will begin to realize its potential over the next several quarters, the product remains largely unproven in the marketplace, and there is no guarantee that it will ever achieve widespread customer adoption or that the Company’s current business objectives can be achieved.

Low Trading Volume And Limited Liquidity – Shares of Cysive have historically been thinly traded, limiting the liquidity of the Company’s public equity. Over the last 6 months, for example, the average daily trading volume was approximately 60,307 shares, with daily volumes reaching as low as 800 total shares traded. In addition, Cysive receives little analyst coverage, with only one equity analyst publishing a report on the security in 2003, and a number of others discontinuing coverage in late 2002. This lack of up-to-date analyst coverage may make it difficult for potential investors to understand fully the business fundamentals and value drivers of the Company. This limited liquidity, combined with lack of analyst coverage, may make it difficult for Cysive to garner institutional interest and build public shareholder value, particularly in the near-term.

Dependence On Key Personnel – The future success of Cysive will depend upon the continued service of key officers at the Company, particularly Nelson Carbonell, Jr., President and Chief Executive Officer. Additionally, key development, marketing and sales personnel would be difficult to replace. The loss of key management could substantially impair the Company’s ability to execute successfully on its business plan.

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Cysive, Inc. Fairness Opinion
Summary Explanation of
Valuation Methodology

The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview International LLC (“Broadview”) in valuing Cysive, Inc. (“Cysive” or the “Company”) in conjunction with rendering its fairness opinion regarding the merger with Snowbird Holdings, Inc. (“Snowbird” or the “Parent”). Broadview employed analyses based on: (1) historical stock price performance, (2) public company comparables, (3) transaction comparables, (4) transaction premiums paid and (5) a third party Liquidation Analysis.

Cysive Stock Performance Analysis – For comparative purposes, Broadview examined the following:

1)	Cysive Common Stock weekly historical volume and closing prices from October 15, 1999 initial public offering through May 23, 2003;

2)	Cysive Common Stock daily historical volume and closing prices from May 29, 2002 through May 29, 2003; and

3)	Daily closing prices for an index of the public companies deemed comparable to Cysive relative to Cysive and the NASDAQ Composite from May 29, 2002 through May 29, 2003.

Public Company Comparables Analysis – Ratios of a company’s common stock share price and Equity Market Capitalization (“EMC”), adjusted for cash and debt when appropriate, to selected operating and balance sheet metrics indicate the value public equity markets place on companies in a particular market segment. A select group of companies are comparable to Cysive based on market focus, business model and size. Broadview reviewed seven public company comparables in the Enterprise Application Integration and Mobile Middleware industry with Trailing Twelve Month (“TTM”) Revenue less than $50 million and six public company comparables in the Enterprise Software industry with TTM Revenue less than $20 million and Net Cash (defined as cash minus debt) greater than $20 million, from a financial point of view, including each company’s: TTM Revenue; TTM Revenue Growth; Last Quarter Annualized (“LQA”) Revenue; EMC; Net Cash; Tangible Book Value; Total Market Capitalization (“TMC” defined as EMC minus Net Cash); TMC/TTM Revenue (“TTM TMC/R”) ratio; TMC/LQA Revenue (“TMC/LQA Revenue”) ratio; EMC/Net Cash (“EMC/Net Cash”) ratio; and EMC/Tangible Book Value (“EMC/Tangible Book Value”) ratio. Analyses based on forward projections are excluded due to lack of Cysive management projections and limited analyst coverage of public company comparables. The public company

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comparables were selected from the Broadview Barometer, a proprietary database of publicly traded information technology (“IT”), communications, healthcare technology and media companies maintained by Broadview and broken down by industry segment.

In order of descending TTM TMC/R, the Enterprise Application Integration and Mobile Middleware public company comparables consist of:

1)	Pumatech, Inc.;

2)	Extended Systems, Inc.;

3)	Semotus Solutions, Inc.;

4)	Attunity Ltd.;

5)	NEON Systems, Inc.;

6)	Jacada Ltd.; and

7)	724 Solutions Inc.

In order of descending EMC/Net Cash, the Enterprise Software public company comparables consist of:

1)	FalconStor Software, Inc.;

2)	BackWeb Technologies Ltd.;

3)	Click Commerce, Inc.;

4)	Net Perceptions, Inc.;

5)	Versata, Inc.; and

6)	Firepond, Inc.

The Enterprise Application Integration and Mobile Middleware comparables exhibit the following medians and ranges for the applicable multiples, reflected as Not Meaningful (“NM”) where TMC is negative:

Median
	Multiple	Range of Multiples

TTM TMC/R	0.88x	NM	—	7.06x
TMC/LQA Revenue	0.91x	NM	—	5.76x
EMC/Net Cash	3.01x	0.55x	—	18.43x
EMC/Tangible Book Value	6.75x	0.69x	—	11.82x

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The Enterprise Software comparables exhibit the following medians and ranges for the applicable multiples, reflected as NM where TMC is negative:

Median
	Multiple	Range of Multiples

TTM TMC/R	NM	NM	—	18.09x
TMC/LQA Revenue	NM	NM	—	15.15x
EMC/Net Cash	0.80x	0.53x	—	5.81x
EMC/Tangible Book Value	0.87x	0.69x	—	5.32x

The Enterprise Application Integration and Mobile Middleware comparables imply the following medians and ranges for per share value, reflected as NM where TMC is negative:

	Median
	Implied Value	Range of Implied Values

TTM TMC/R	$3.91	NM	—	$3.98
TMC/LQA Revenue	$3.91	NM	—	$3.96
EMC/Net Cash	$11.73	$2.13	—	$71.92
EMC/Tangible Book Value	$26.26	$2.70	—	$45.95

The Enterprise Software comparables imply the following medians and ranges for per share value, reflected as NM where TMC is negative:

	Median
	Implied Value	Range of Implied Values

TTM TMC/R	NM	NM	—	$4.10
TMC/LQA Revenue	NM	NM	—	$4.06
EMC/Net Cash	$3.13	$2.09	—	$22.68
EMC/Tangible Book Value	$3.40	$2.68	—	$20.68

Transaction Comparables Analysis – Ratios of Equity Purchase Price (“Equity Price”), adjusted for the seller’s cash and debt when appropriate, to selected historical operating and balance sheet metrics indicate the value strategic and financial acquirers have been willing to pay for companies in a particular market segment. A select group of companies involved in recent transactions are comparable to the Company based on market focus, business model and size. Broadview reviewed six comparable merger and acquisition (“M&A”) transactions which were announced from January 1, 2002 through May 29, 2003 involving North American sellers in the Enterprise Application Integration and Mobile Middleware industry with TTM revenue less than $75 million, from a financial point of view, including each transaction’s: Equity Price; Adjusted Price (Equity Price plus debt minus cash); Seller TTM Revenue; Seller Tangible Book Value; Adjusted Price/TTM Revenue (“Adjusted P/R”) ratio; and Equity Price/Tangible Book

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Value (“P/Tangible Book Value”) ratio. Transactions were selected from Broadview’s proprietary database of published and confidential M&A transactions in the IT, communications, healthcare technology and media industries.

In order of descending Adjusted P/R multiple, the transactions used are the acquisition of:

1)	ViaFone, Inc. by Extended Systems, Inc.;

2)	Talarian Corporation by TIBCO Software Inc.;

3)	SilverStream Software, Inc. by Novell, Inc.;

4)	Confidential by Confidential;

5)	SignalSoft Corporation by Openwave Systems Inc.; and

6)	AvantGo, Inc. by Sybase, Inc.

These comparables exhibit the following median and ranges for the applicable multiple:

	Median Multiple	Range of Multiples

Adjusted P/R	1.46x	0.12x	—	5.09x
P/Tangible Book Value	1.78x	0.96x	—	2.19x

These comparables imply the following median and ranges for the per share value of the Company:

	Median Implied
	Value	Range of Implied Values

Adjusted P/R	$3.92	$3.90	—	$3.96
P/Tangible Book Value	$6.92	$3.74	—	$8.52

Transaction Premiums Paid Analysis – Premiums paid above the seller’s stock price indicate the additional value, when compared to public shareholders, that strategic and financial acquirers are willing to pay for companies in a particular market segment. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer’s last reported closing price (on the appropriate exchange) prior to announcement. The seller’s equity market capitalization one trading day prior to announcement is calculated using the seller’s last reported closing price (on the appropriate exchange) prior to announcement. The seller’s equity market capitalization twenty trading days prior to announcement is calculated using the seller’s closing price (on the appropriate exchange) on the first day of that period which: (1) consists of twenty consecutive days during which the appropriate exchange conducts trading activity, and (2) ends on the day of the last reported closing price prior to announcement.

Broadview reviewed 45 comparable M&A transactions involving public North American Software Sellers, excluding equity investments, divestitures and mergers of equals, from January 1, 2001 to May 29, 2003 with equity consideration between $25 million and $250 million. Transactions were selected from Broadview’s proprietary database of

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published and confidential M&A transactions in the IT, communications, healthcare technology and media industries. In order of descending premium paid to seller’s equity market capitalization 20 trading days prior to the date of announcement, the transactions used were the acquisition of:

1)	Credit Management Solutions, Inc. by The First American Corporation;

2)	Starbase Corporation by Borland Software Corporation;

3)	Caminus Corporation by Sungard Data Systems, Inc.;

4)	INTERLINQ Software Corporation by John H. Harland Company (Harland Financial Solutions, Inc.);

5)	eBenX, Inc. by SHPS, Inc.;

6)	eshare communications, Inc. by divine, inc.;

7)	Liquent, Inc. by Information Holdings Inc.;

8)	NetGenesis Corp. by SPSS Inc.;

9)	Eprise Corporation by divine, inc.

10)	NetSpeak Corporation by Adir Technologies, Inc.;

11)	Applied Terravision Systems, Inc. by COGNICASE Inc.;

12)	Landmark Systems Corporation by Allen Systems Group, Inc.;

13)	Crosskeys Systems Corporation by Orchestream Holdings plc;

14)	Fourth Shift Corporation by AremisSoft Corporation;

15)	Talarian Corporation by TIBCO Software, Inc.;

16)	Extensity, Inc. by Geac Computer Corporation, Ltd.;

17)	Numerical Technologies, Inc. by Synopsys, Inc.;

18)	CrossWorlds Software, Inc. by International Business Machines Corporation;

19)	Innoveda, Inc. by Mentor Graphics Corporation;

20)	SignalSoft Corporation by Openwave Systems, Inc.;

21)	Ecometry Corporation by SG Merger Corporation;

22)	SilverStream Software, Inc. by Novell, Inc.;

23)	Sequoia Software Corporation by Citrix Systems, Inc.;

24)	Ezenet Corp. by COGNICASE Inc.;

25)	Prophet 21, Inc. by Thoma Cressey Equity Partners, Inc. and LLR Partners, Inc.;

26)	Mechanical Dynamics, Inc. by MSC.Software Corporation;

27)	Genomica Corporation by Exelixis, Inc.;

28)	Mediaplex, Inc. by ValueClick, Inc.;

29)	AvantGo, Inc. by Sybase, Inc.;

30)	Interact Commerce Corporation by Sage Group plc;

31)	ONTRACK Data International, Inc. by Kroll, Inc.;

32)	Infinium Software, Inc. by SSA Global Technologies, Inc.;

33)	SoftQuad Software, Ltd. by Corel Corporation;

34)	Vicinity Corporation by Microsoft Corporation;

35)	InfoInterActive Inc. by AOL Time Warner Inc.;

36)	Deltek Systems, Inc. by deLaski Family (Management Buyout);

37)	H.T.E., Inc. by SunGard Data Systems, Inc.;

38)	Elite Information Group, Inc. by The Thomson Corporation;

39)	MessageMedia, Inc. by DoubleClick, Inc.;

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40)	Momentum Business Applications, Inc. by PeopleSoft, Inc.;

41)	Prime Response, Inc. by Chordiant Software, Inc.;

42)	Open Market, Inc. by divine, inc.;

43)	FrontStep, Inc. by Mapics, Inc.;

44)	Delano Technology Corporation by divine, inc.; and

45)	MGI Software Corp. by Roxio, Inc.

These comparables exhibit the following medians and ranges for the applicable premiums (discounts):

	Median Premium	Range of Premiums

Premium Paid to Seller’s	50.0%	(7.5%)	—	260.0%
Stock Price 1 Trading Day
Prior to Announcement

Premium Paid to Seller’s	82.3%	(14.4%)	—	433.2%
Stock Price 20 Trading Days
Prior to Announcement

These comparables imply the following medians and ranges for per share value:

	Median Implied
	Value	Range of Implied Values

Premium Paid to Seller’s	$4.80	$2.96	—	$11.52
Stock Price 1 Trading Day
Prior to Announcement

Premium Paid to Seller’s	$5.25	$2.47	—	$15.36
Stock Price 20 Trading Days
Prior to Announcement

In addition, Broadview reviewed the premium paid in the Merger to Cysive’s closing share price immediately prior to the Company’s May 13, 2003 press release indicating that the Company had retained Broadview to explore its strategic alternatives. The premium paid to that closing share price was 13.0%.

Liquidation Analysis –Broadview considered the per share liquidation value if Cysive were to commence liquidation on May 29, 2003 based upon a Liquidation Analysis, which was prepared for the Special Committee by a third party. Assuming a liquidation value of $104.4 million, as discussed in the Liquidation Analysis, Broadview derived a cash per fully diluted share value that would be distributed to Cysive shareholders in the event of liquidation. Diluted shares outstanding were calculated using the Treasury Method and assumes, per Cysive’s legal counsel, that all vested and unvested options accelerate upon liquidation. Based on the Liquidation Analysis and Broadview estimates

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of fully diluted shares outstanding, if Cysive were to commence liquidation on May 29, 2003, the per share liquidation value would be $3.16.

Discounted Cash Flow Valuation Analysis – While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. Given that Cysive’s current business model has never been cash flow positive and management is uncertain in estimating both the future cash flows and a sustainable long-term growth rate for the Company, Broadview considered a discounted cash flow analysis inappropriate for valuing Cysive.

Evaluation of the Market for the Company – In evaluating the fairness of the Merger Consideration, Broadview solicited interest from a broad set of prospective strategic and financial buyers of the Company, and evaluated the available opportunities for selling the Company to those prospective buyers. In addition, Cysive issued a press release on May 13, 2003, announcing that the Company had retained Broadview to consider strategic alternatives, the response to which Broadview discussed with the Special Committee. In our view, the fair market value of a company is best established by the price that a willing buyer will pay to a willing seller in a comprehensive competitive selling process. In undertaking this effort Broadview undertook a comprehensive competitive selling process in its attempt to maximize value for shareholders. Broadview approached:

1.	Strategic Buyers: Broadview marketed the Company to an extensive set of potential buyers that participate in the enterprise infrastructure software markets. These potential buyers have provided negative feedback about the strategic and financial value of the business, citing, among other reasons, Cysive’s lack of revenue traction, limited customer validation of the Company’s product, similar in-house development efforts, lack of near-term enterprise need and alternative areas of acquisition focus.

2.	Financial Buyers: Broadview marketed the Company to a range of financial buyers that have previously expressed interest in evaluating acquisitions of public software companies. Most of these potential buyers did not make any offer and none of these potential buyers made an offer that, in Broadview’s view, reflected a sufficiently thorough investigation of the Company. In addition, all such “offers” were at an amount that is lower than the Merger Consideration.

In spite of its comprehensive sales process, Broadview recognizes there may possibly be a potential buyer it did not contact or that has not yet responded to the Company’s May 13, 2003 press release. Consequently, the terms of the Merger Agreement relating to the ability of the Company to entertain offers from alternative buyers and to complete a transaction with an alternative buyer that makes a superior offer are important to the comprehensiveness of a competitive process. In certain circumstances, which are more fully detailed in the Merger Agreement, the Company is entitled to accept a superior

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offer from an alternative buyer, with the incurrence of a termination fee and/or the payment of the current buyer’s expenses as detailed in the Merger Agreement.

Summary of Valuation Analyses – Taken together, the information and analyses employed by Broadview lead to Broadview’s overall opinion that the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock, other than the Parent and its affiliates.

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Cysive, Inc.
Fairness Opinion

Valuation Analysis

Prepared For: Cysive, Inc.
Special Committee of the Board of Directors

Prepared By: Broadview International LLC

May 29, 2003

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Cysive, Inc. Fairness Opinion

Valuation Analysis

Table of Contents

TAB

Transaction Summary	A
Transaction Description and Consideration Value
Valuation Analysis	B
Offer Analysis
Valuation Summary
Graphical Valuation Summary
Cysive Stock Performance Analyses	C
Cysive Weekly Trading History Since IPO
Cysive 1-Year Daily Trading History
Index of Public Company Comparables vs. Cysive, and the NASDAQ Composite
Cysive Public Comparable Analyses	D
Public Company Comparables Summary
Public Company Comparables Descriptions
M&A Transaction Comparables/ Premiums Paid Analyses	E
Selected M&A Transaction Comparables Analysis
Public Seller Premium Analysis

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Transaction Description and Consideration Value

Transaction Description

We understand that Cysive, Inc. (“Cysive” or the “Company”), Snowbird Holdings, Inc. (“Snowbird” or the “Parent”) and Snowbird Merger Sub, a wholly-owned subsidiary of the Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, through the merger of Merger Sub with and into the Company (the “Merger”), each share of Company Common Stock then outstanding (other than shares held by the Parent or Merger Sub) will be converted into the right to receive $3.22 in cash (the “Merger Consideration”).

The terms and conditions of the above-described transaction (the “Transaction”) are more fully detailed in the Agreement.

Consideration Value

($ Thousands Except Per Share Data)

Common Stock Outstanding (1):	28,485
Common Stock Equivalents (2):	4,576

Fully Diluted Shares Outstanding:	33,060
Merger Consideration Per Fully Diluted Cysive, Inc. Share:	$3.22
Cysive, Inc. Fully Diluted Shares Outstanding:	33,060

Cash Consideration Paid For Cysive, Inc. Fully Diluted Shares:	$106,455
Equity Purchase Price	$106,455
Balance Sheet Adjustment (3)	$128,981
Implied Entity Value	($22,526)

Notes:

(1)	Common shares outstanding as of 5/27/03 per Cysive, Inc. management.

(2)	Calculated using the treasury method for option dilution at the offer price of $3.22 per share and the option table as provided by Cysive, Inc. management.

(3)	As of 3/31/03, the Company had $129.0MM in cash and $0.0MM in debt, yielding a net balance sheet adjustment of $129.0MM. Balance sheet liability adjustments include only interest-bearing debt-related instruments.

BROADVIEW INTERNATIONAL LLC

Cysive, Inc. Valuation

Offer Analysis

($ Thousands Except Per Share Data)

Implied Entity Value	($22,526)
Balance Sheet Adjustment (1)	$128,981
Implied Equity Value (2)	$106,455
Merger Consideration Per Fully Diluted Cysive, Inc. Share	$3.22

	Offer Multiples Analysis

			Multiple or
		Applicable	Premium
	Balance Sheet	Cysive, Inc.	Implied By
Methodology	Adjustment (1)	Figure (3)	Offer (4)

Public Company Comparables (5)
Enterprise Application Integration and Mobile Middleware Vendors
Multiple of Trailing Twelve Months Revenue	$128,981	$359	NM
Multiple of Last Quarter Annualized Revenue	$128,981	$352	NM
Multiple of Net Cash	$0	$128,981	0.83	x
Multiple of Tangible Book Value	$0	$128,552	0.83	x
Enterprise Software Vendors
Multiple of Trailing Twelve Months Revenue	$128,981	$359	NM
Multiple of Last Quarter Annualized Revenue	$128,981	$352	NM
Multiple of Net Cash	$0	$128,981	0.83	x
Multiple of Tangible Book Value	$0	$128,552	0.83	x
Transaction Comparables
Multiple of Revenue for Comparable Public and Private Companies	$128,981	$359	NM
Multiple of Tangible Book Value for Comparable Public and Private Companies	$0	$128,552	0.83	x
Premium to Market Value 1 Day Prior to Announcement		$3.20	0.6%
Premium to Market Value 20 Days Prior to Announcement		$2.88	11.8%
Premium to Market Value 1 Day Prior to Cysive, Inc. Press Release (6)		$2.85	13.0%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Company Comparables Multiples
	Analysis

	Range of Multiples or		Median Multiple
Methodology	Premiums (4)		or Premium (4)

Public Company Comparables (5)
Enterprise Application Integration and Mobile Middleware Vendors
Multiple of Trailing Twelve Months Revenue	NM - 7.06	x	0.88	x
Multiple of Last Quarter Annualized Revenue	NM - 5.76	x	0.91	x
Multiple of Net Cash	0.55 x - 18.43	x	3.01	x
Multiple of Tangible Book Value	0.69 x - 11.82	x	6.75	x
Enterprise Software Vendors
Multiple of Trailing Twelve Months Revenue	NM - 18.09	x	NM
Multiple of Last Quarter Annualized Revenue	NM - 15.15	x	NM
Multiple of Net Cash	0.53 x - 5.81	x	0.80	x
Multiple of Tangible Book Value	0.69 x - 5.32	x	0.87	x
Transaction Comparables
Multiple of Revenue for Comparable Public and Private Companies	0.12 x - 5.09	x	1.46	x
Multiple of Tangible Book Value for Comparable Public and Private Companies	0.96 x - 2.19	x	1.78	x
Premium to Market Value 1 Day Prior to Announcement	(7.5%) - 260.0%		50.0%
Premium to Market Value 20 Days Prior to Announcement	(14.4%) - 433.2%		82.3%
Premium to Market Value 1 Day Prior to Cysive, Inc. Press Release (6)			NA

		Share Price
		Implied By
	Offer Share	Liquidation
	Price	Analysis

Liquidation Analysis
Third-Party Liquidation Analysis (7)	$3.22	$3.16

Notes:

(1)	As of 3/31/03, the Company had $129.0MM in cash and $0.0MM in debt, yielding a net balance sheet adjustment of $129.0MM. Balance sheet liability adjustments include only interest-bearing debt-related instruments.

(2)	Assumes 33.1MM diluted Cysive, Inc. shares outstanding at an offer price of $3.22.

(3)	Trailing Twelve Months Revenue excludes $2.6MM in professional services revenue generated prior to Q1 2003.

(4)	Not Meaningful (NM) when relevant figure is less than zero.

(5)	Analyses based on forward projections excluded due to lack of Cysive, Inc. management projections and limited analyst coverage of public company comparables.

(6)	Subsequent to market close on 5/13/03, Cysive, Inc. issued a press release announcing that the Company had retained Broadview to explore strategic alternatives.

(7)	Prepared for the Special Committee of the Board of Directors of Cysive, Inc. by a third party and provided to Broadview by such third party. Assumes commencement of liquidation on 5/29/03. Per share value determined using diluted shares outstanding at liquidation value of $104.4MM. Diluted shares outstanding calculated using the Treasury Method and assumes, per Cysive, Inc.’s legal counsel, that all vested and unvested options accelerate upon liquidation.

BROADVIEW INTERNATIONAL LLC

Cysive, Inc. Valuation
Valuation Summary
($ Thousands Except Per Share Data)

Merger Consideration Per Fully Diluted Cysive, Inc. Share	$3.22

	Valuation Summary Analysis

				Implied Equity
	Median	Applicable		Value From
	Multiple or	Cysive, Inc.	Balance Sheet	Median
Methodology	Premium (1)	Figure (2)	Adjustment (3)	Multiples (1)

Public Company Comparables (6)
Enterprise Application Integration and Mobile Middleware Vendors
Multiple of Trailing Twelve Months Revenue	0.88 x	$359	$128,981	$129,296
Multiple of Last Quarter Annualized Revenue	0.91 x	$352	$128,981	$129,302
Multiple of Net Cash	3.01 x	$128,981	$0	$387,778
Multiple of Tangible Book Value	6.75 x	$128,552	$0	$868,097
Enterprise Software Vendors
Multiple of Trailing Twelve Months Revenue	NM	$359	$128,981	NM
Multiple of Last Quarter Annualized Revenue	NM	$352	$128,981	NM
Multiple of Net Cash	0.80 x	$128,981	$0	$103,639
Multiple of Tangible Book Value	0.87 x	$128,552	$0	$112,289
Transaction Comparables
Multiple of Revenue for Comparable Public and Private Companies	1.46 x	$359	$128,981	$129,507
Multiple of Tangible Book Value for Comparable Public and Private Companies	1.78 x	$128,552	$0	$228,776
Premium to Market Value 1 Day Prior to Announcement	50.0%	$3.20		$158,724
Premium to Market Value 20 Days Prior to Announcement	82.3%	$2.88		$173,578
Liquidation Analysis
Third-Party Liquidation Analysis (7)

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Implied Median Share Price
	Valuation Summary Analysis				Segmentation

					Implied
					Cysive, Inc.
	Implied Per Share Value			Implied Median Per	Cash Value	Implied Cysive, Inc.
	Range From Multiples or			Share Value From	Per Share	Entity Value Per Share
Methodology	Premiums (1) (4)			Analysis (1) (4)	(1) (4) (5)	(1) (4) (5)

Public Company Comparables (6)
Enterprise Application Integration and Mobile Middleware Vendors
Multiple of Trailing Twelve Months Revenue	NM	-	$3.98	$3.91	$3.90	$0.01
Multiple of Last Quarter Annualized Revenue	NM	-	$3.96	$3.91	$3.90	$0.01
Multiple of Net Cash	$2.13	-	$71.92	$11.73	NA	NA
Multiple of Tangible Book Value	$2.70	-	$45.95	$26.26	NA	NA
Enterprise Software Vendors
Multiple of Trailing Twelve Months Revenue	NM	-	$4.10	NM	NM	NM
Multiple of Last Quarter Annualized Revenue	NM	-	$4.06	NM	NM	NM
Multiple of Net Cash	$2.09	-	$22.68	$3.13	NA	NA
Multiple of Tangible Book Value	$2.68	-	$20.68	$3.40	NA	NA
Transaction Comparables
Multiple of Revenue for Comparable Public and Private Companies	$3.90	-	$3.96	$3.92	$3.90	$0.02
Multiple of Tangible Book Value for Comparable Public and Private Companies	$3.74	-	$8.52	$6.92	NA	NA
Premium to Market Value 1 Day Prior to Announcement	$2.96	-	$11.52	$4.80	NA	NA
Premium to Market Value 20 Days Prior to Announcement	$2.47	-	$15.36	$5.25	NA	NA
Liquidation Analysis
Third-Party Liquidation Analysis (7)				$3.16	NA	NA

Notes:

(1)	Not Meaningful (NM) when relevant figure is less than zero.

(2)	Trailing Twelve Months Revenue excludes $2.6MM in professional services revenue generated prior to Q1 2003.

(3)	As of 3/31/03, the Company had $129.0MM in cash and $0.0MM in debt, yielding a net balance sheet adjustment of $129.0MM. Balance sheet liability adjustments include only interest-bearing debt-related instruments.

(4)	Per share calculations assume 33.1MM diluted Cysive, Inc. shares outstanding at an offer price of $3.22.

(5)	Not Applicable (NA) when no balance sheet adjustment is applicable.

(6)	Analyses based on forward projections excluded due to lack of Cysive, Inc. management projections and limited analyst coverage of public company comparables.

(7)	Prepared for the Special Committee of the Board of Directors of Cysive, Inc. by a third party and provided to Broadview by such third party. Assumes commencement of liquidation on 5/29/03. Per share value determined using diluted shares outstanding at liquidation value of $104.4MM. Diluted shares outstanding calculated using the Treasury Method and assumes, per Cysive, Inc.’s legal counsel, that all vested and unvested options accelerate upon liquidation.

23	BROADVIEW INTERNATIONAL LLC

Cysive, Inc. Valuation
Graphical Valuation Summary

Notes:

(1)	Analyses based on forward projections excluded due to lack of Cysive, Inc. management projections and limited analyst coverage of public company comparables.

(2)	Prepared for the Special Committee of the Board of Directors of Cysive, Inc. by a third party and provided to Broadview by such third party. Assumes commencement of liquidation on 5/29/03. Per share value determined using diluted shares outstanding at liquidation value of $104.4MM. Diluted shares outstanding calculated using the Treasury Method and assumes, per Cysive, Inc.’s legal counsel, that all vested and unvested options accelerate upon liquidation.

24	BROADVIEW INTERNATIONAL LLC

Cysive, Inc. Trading History Since IPO
Historical Weekly Share Price And Volume Performance From October 15, 1999 To May 23, 2003 (1)

Notes:

(1)	Data derived from Factset.

25	BROADVIEW INTERNATIONAL LLC

Cysive, Inc. Trading History
Historical Daily Share Price And Volume Performance From May 29, 2002 To May 29, 2003 (1)

Notes:

(1)	Data derived from Factset.

(2)	Press release issued subsequent to market close on 5/13/03.

26	BROADVIEW INTERNATIONAL LLC

Index Of Public Company Comparables vs. Cysive, Inc. And The NASDAQ
Composite
Weighted Daily Closing Prices From May 29, 2002 To May 29, 2003 (1)

Notes:

(1)	Data derived from Factset.

(2)	Includes ATTU, DLK, JCDA, NEON, PUMA, SVNX and XTND.

(3)	Includes BWEB, CKCM, FALC, FIRE, NETP and VATA.

27	BROADVIEW INTERNATIONAL LLC

Public Company Comparables Analysis
Enterprise Application Integration And Mobile Middleware Vendors With Trailing Twelve Months Revenue Less Than
$50MM And Enterprise Software Vendors With Trailing Twelve Months Revenue Less Than $20MM And Net Cash Greater
Than $20MM

($ Thousands)

Operation and Valuation Statistics

			Last Quarter
	TTM Revenue	TTM Revenue	Annualized	Equity Market	Net Cash (Cash -
Company (1)	(2)	Growth (2)	Revenue	Capitalization	Debt)

Enterprise Application Integration and Mobile Middleware Vendors
Pumatech, Inc. [PUMA]	$21,960	(13.9%)	$26,900	$184,097	$29,138
Extended Systems, Inc. [XTND]	26,839	11.8%	29,444	45,128	2,448
Semotus Solutions, Inc. [DLK]	3,886	(23.4%)	3,501	7,325	2,436
Attunity Ltd. [ATTU]	17,449	2.9%	16,808	17,594	2,284
NEON Systems, Inc. [NEON]	19,114	(17.1%)	19,544	29,241	20,260
Jacada Ltd. [JCDA]	20,566	(13.5%)	20,236	42,164	42,640
724 Solutions Inc. [SVNX]	19,730	(42.8%)	14,060	16,934	30,990
High	26,839	11.8%	29,444	184,097	42,640
Median	$19,730	(13.9%)	$19,544	$29,241	$20,260
Low	3,886	(42.8%)	3,501	7,325	2,284
Enterprise Software Vendors
FalconStor Software, Inc. [FALC]	$12,327	62.8%	$14,716	$269,341	$46,332
BackWeb Technologies Ltd. [BWEB]	5,563	(64.6%)	6,108	26,128	21,612
Click Commerce, Inc. [CKCM]	15,863	(57.7%)	11,696	30,300	35,041
Net Perceptions, Inc. [NETP]	4,720	(43.3%)	2,464	45,680	61,535
Versata, Inc. [VATA]	18,659	(29.4%)	17,400	14,375	21,396
Firepond, Inc. [FIRE]	15,864	(50.6%)	13,220	12,593	23,560
High	18,659	62.8%	17,400	269,341	61,535
Median	$14,095	(46.9%)	$12,458	$28,214	$29,301
Low	4,720	(64.6%)	2,464	12,593	21,396
CYSIVE, INC. (6)	$359	NM	$352	$105,663	$128,981

[Additional columns below]

[Continued from above table, first column(s) repeated]

					TMC/LQA
	Tangible Book	Total Market	TTM TMC/R		Revenue (3)				EMC/Tangible
Company (1)	Value	Capitalization (3)	(2) (3) (4)		(4) (5)		EMC/Net Cash		Book Value

Enterprise Application Integration and Mobile Middleware Vendors
Pumatech, Inc. [PUMA]	$27,262	$154,959	7.06	x	5.76	x	6.32	x	6.75	x
Extended Systems, Inc. [XTND]	5,264	42,680	1.59		1.45		18.43		8.57
Semotus Solutions, Inc. [DLK]	920	4,888	1.26		1.40		3.01		7.96
Attunity Ltd. [ATTU]	1,489	15,310	0.88		0.91		7.70		11.82
NEON Systems, Inc. [NEON]	29,464	8,981	0.47		0.46		1.44		0.99
Jacada Ltd. [JCDA]	40,103	(476)	NM		NM		0.99		1.05
724 Solutions Inc. [SVNX]	24,386	(14,056)	NM		NM		0.55		0.69
High	40,103	154,959	7.06		5.76		18.43		11.82
Median	$24,386	$8,981	0.88	x	0.91	x	3.01	x	6.75	x
Low	920	(14,056)	NM		NM		0.55		0.69
Enterprise Software Vendors
FalconStor Software, Inc. [FALC]	$50,635	$223,009	18.09	x	15.15	x	5.81	x	5.32	x
BackWeb Technologies Ltd. [BWEB]	18,923	4,516	0.81		0.74		1.21		1.38
Click Commerce, Inc. [CKCM]	33,008	(4,741)	NM		NM		0.86		0.92
Net Perceptions, Inc. [NETP]	56,010	(15,855)	NM		NM		0.74		0.82
Versata, Inc. [VATA]	17,339	(7,021)	NM		NM		0.67		0.83
Firepond, Inc. [FIRE]	18,266	(10,967)	NM		NM		0.53		0.69
High	56,010	223,009	18.09		15.15		5.81		5.32
Median	$25,966	($5,881)	NM		NM		0.80	x	0.87	x
Low	17,339	(15,855)	NM		NM		0.53		0.69
CYSIVE, INC. (6)	$128,552	($23,318)	NM		NM		0.82	x	0.82	x

Notes:

(1)	Valuation information calculated using the closing price on 5/29/03. Analyses based on forward projections excluded due to lack of Cysive, Inc. management projections and limited analyst coverage of public company comparables.

(2)	TTM refers to the Trailing Twelve Months.

(3)	Total Market Capitalization (TMC) is defined as Equity Market Capitalization (EMC) plus total debt and preferred stock less cash and cash equivalents.

(4)	Not Meaningful (NM) when TMC is negative. NM figures are included in the median calculation as zero.

(5)	LQA refers to Last Quarter Annualized.

(6)	TTM Revenue Growth Not Meaningful (NM) due to restructuring of Cysive, Inc. business model in FY2002. Net cash figure includes only interest-bearing debt-related instruments. Trailing Twelve Months Revenue excludes $2.6MM in professional services revenue generated prior to Q1 2003.

28	BROADVIEW INTERNATIONAL LLC

Descriptions Of Public Company Comparables
Enterprise Application Integration And Mobile Middleware Vendors With Trailing Twelve Months Revenue Less Than $50MM And Enterprise Software Vendors With Trailing Twelve Months Revenue Less Than $20MM And Net Cash Greater Than $20MM

Enterprise Application Integration and Mobile Middleware Vendors

Company	Description

724 Solutions Inc.	724 Solutions Inc. is a provider of secure mobile transaction solutions to financial institutions and mobile operators. The Company enables banks to offer online banking and financial services over PCs, mobile phones, PDAs and other wireless devices.

Attunity Ltd.	Attunity Ltd. is a provider of data integration solutions. The Company enables users to integrate business applications with data residing on legacy systems and databases, allowing them to automate and manage business processes within the enterprise and with partners, suppliers and customers over the Internet.

Extended Systems, Inc.	Extended Systems, Inc. is a provider of software that allows users to access, transfer and synchronize information using PDAs, mobile phones and pagers. The Company enables enterprises to provide access to network applications via wireless devices and allows users to make wireless connections to Ethernet networks, printers and desktop PCs.

Jacada Ltd.	Jacada Ltd. is a provider of application integration solutions to enterprises. The Company enables users to integrate legacy applications to external systems and Web-enable host-centric software.

NEON Systems, Inc.	NEON Systems, Inc. is a provider of enterprise software used to access and integrate data and applications stored on mainframe data sources. The Company provides a Web server product that enables direct access to mainframe data from Web browsers in addition to its enterprise application integration solution.

Pumatech, Inc.	Pumatech, Inc. is a provider of synchronization, mobile-application development and mobile-application and device management software. The Company enables users to access, exchange and synchronize data stored on computers, handheld devices, personal organizers and data-capable phones.

Semotus Solutions, Inc.	Semotus Solutions, Inc. is a provider of enterprise application software that delivers data to mobile phones, personal digital assistants and other wireless devices. The Company provides news and stock quotes through wireless networks, application hosting and content management services.

Enterprise Software Vendors

Company	Description

BackWeb Technologies Ltd.	BackWeb Technologies Ltd. is a provider of application-specific software for distributing information throughout an enterprise. The Company enables users to communicate, manage and deliver information throughout their extended enterprise of customers, partners and employees.

Click Commerce, Inc.	Click Commerce, Inc. is a provider of business-to-business channel management software products and integration services that connect enterprises with their distribution channel partners. The Company enables manufacturers to manage and engage in collaborative interactions and provide private marketplaces that use the Internet to communicate with participants in a network or chain of distribution.

FalconStor Software, Inc.	FalconStor Software, Inc. is a provider of network storage infrastructure software solutions to enterprises. The Company provides a set of solutions that deliver an open, intelligent storage area network/network attached storage (SAN/NAS) infrastructure across heterogeneous environments.

Firepond, Inc.	Firepond, Inc. is a provider of customer relationship management solutions to enterprises. The Company provides lead management, needs analysis, product and pricing configuration, quote and proposal generation and order management.

Net Perceptions, Inc.	Net Perceptions, Inc. is a provider of customer relationship management software to enterprises. The Company enables users to integrate and analyze information about customers, products and promotional activity to generate specific actions enterprises can take to improve their marketing and advertising effectiveness.

Versata, Inc.	Versata, Inc. is a provider of business logic management systems. The Company enables the creation, execution, change and re-use of business logic for enterprises to build large, distributed applications in Java 2 Enterprise Edition (J2EE) infrastructure.

29	BROADVIEW INTERNATIONAL LLC

Selected M&A Transaction Comparables
North American Enterprise Application Integration and Mobile Middleware Vendors with Trailing Twelve
Months Revenues Less Than $75MM Since January 1, 2002

($ Millions)

Announce
Date	Buyer	Seller	Seller Description

5/28/02	Extended Systems, Inc.	ViaFone, Inc.	Provider of mobile middleware platforms and applications to enterprises.
1/5/02	TIBCO Software Inc.	Talarian Corporation	Provider of infrastructure software solutions that deliver data and content in real-time over any network to any device.
6/10/02	Novell, Inc.	SilverStream Software, Inc.	Provider of enterprise application integration solutions that simplify and accelerate the development of business applications.
XX/XX/02	Confidential	Confidential	Provider of enterprise application integration products.
5/29/02	Openwave Systems Inc.	SignalSoft Corporation	Provider of mobile middleware software products needed to implement location-based services.
12/20/02	Sybase, Inc.	AvantGo, Inc.	Provider of mobile middleware software to enterprises.

[Additional columns below]

[Continued from above table, first column(s) repeated]

							Equity
				Seller	Adjusted		Price/
Announce	Equity	Adjusted	Seller TTM	Tangible	Price/		Tangible
Date	Price	Price (1)	Revenue (2)	Book Value	Revenue		Book Value

5/28/02	$12.6	$6.6	$1.3	$5.8	5.09	x	2.19	x
1/5/02	109.6	57.1	14.9	51.8	3.84		2.12
6/10/02	214.4	96.3	55.1	120.5	1.75		1.78
XX/XX/02	17.3	17.3	14.6	NA	1.18		NA
5/29/02	58.1	5.4	18.1	60.5	0.30		0.96
12/20/02	38.0	2.4	19.9	30.9	0.12		1.23
		High			5.09		2.19
		Median			1.46	x	1.78	x
		Low			0.12		0.96

Notes:

(1)	Prices paid have been adjusted for cash and debt on the seller’s balance sheet at the time of acquisition if known.

(2)	TTM refers to the Trailing Twelve Months.

30	BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis
North American Software Transactions With Equity Consideration Between $25MM and
$250MM Since January 1, 2001
Distribution Of Premiums - One Day Prior To Announce

31	BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis
North American Software Transactions With Equity Consideration Between $25MM and $250MM
Since January 1, 2001
Distribution Of Premiums - Twenty Days Prior To Announce

32	BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis
North American Software Transactions With Equity Consideration Between $25MM and
$250MM Since January 1, 2001 (1)

($ Millions)

					Premium Paid	Premium Paid
				Equity	One Trading	Twenty Trading
Announce				Consideration	Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

1/30/01	The First American Corporation	Credit Management Solutions, Inc.	Provides software solutions for automating credit analysis	$60.1	77.7%	433.2%
10/9/02	Borland Software Corporation	Starbase Corporation	Provider of software configuration management technology	$33.2	243.7%	231.7%
1/21/03	SunGard Data Systems, Inc.	Caminus Corporation	Provides integrated software solutions for the energy industry, including end-to-end, integrated transaction processing and management and scheduling solutions	$154.9	260.0%	214.7%
8/6/02	John H. Harland Company (Harland Financial Solutions, Inc.)	INTERLINQ Software Corporation	Provides client-server and Web-based solutions to mortgage lenders	$33.1	227.2%	212.5%
11/4/02	SHPS, Inc.	eBenX, Inc.	Provides software and services focused on managing the business transactions between employers and carriers to automate the health and welfare benefit supply chain	$106.4	146.2%	190.4%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

Page 33	BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis
North American Software Transactions With Equity Consideration Between $25MM and
$250MM Since January 1, 2001 (1)

($ Millions)

					Premium Paid	Premium Paid
				Equity	One Trading	Twenty Trading
Announce				Consideration	Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

7/9/01	divine, inc	eshare communications, Inc.	Provides customer interaction management solutions.	$71.1	164.6%	168.8%
11/14/01	Information Holdings Inc.	Liquent, Inc.	Provides software and services for content assembly and publishing for the life sciences industry.	$42.8	138.9%	152.2%
10/29/01	SPSS Inc.	NetGenesis Corp.	Provides eCustomer intelligence solutions	$45.3	50.0%	140.8%
9/18/01	divine, inc	Eprise Corporation	Provides content management solutions	$44.4	173.0%	139.3%
6/12/01	Adir Technologies, Inc.	NetSpeak Corporation	Provides a suite of software for real-time concurrent interactive voice, video and data transmission over data networks.	$47.3	60.5%	138.3%
1/7/02	COGNICASE Inc.	Applied Terravision Systems, Inc.	Provides enterprise solutions which manage financial, operational and asset management functions for the oil and gas industry.	$40.5	52.0%	132.9%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

Page 34	BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis
North American Software Transactions With Equity Consideration Between $25MM and
$250MM Since January 1, 2001 (1)

($ Millions)

					Premium Paid	Premium Paid
				Equity	One Trading	Twenty Trading
Announce				Consideration	Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

12/6/01	Allen Systems Group, Inc.	Landmark Systems Corporation	Provides performance management software products for both mainframes and servers.	$59.9	82.7%	132.8%
1/30/01	Orchestream Holdings plc	Crosskeys Systems Corporation	Provides performance and reporting management software products.	$35.9	41.8%	132.6%
2/26/01	AremisSoft Corporation	Fourth Shift Corporation	Provides eBusiness software and services.	$39.1	41.0%	111.4%
1/5/02	TIBCO Software, Inc.	Talarian Corporation	Provider of infrastructure software solutions that deliver data and content in real-time over any network to any device.	$109.6	68.8%	102.3%
8/26/02	Geac Computer Corporation, Ltd.	Extensity, Inc.	Provides solutions to automate employee-based financial processes.	$45.3	84.2%	101.1%
1/13/03	Synopsys, Inc.	Numerical Technologies, Inc.	Provides sub-wavelength lithography-enabling proprietary technology, software tools and services that facilitate the production of sub-wavelength integrated circuits.	$240.9	89.2%	100.0%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

35	BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis
North American Software Transactions With Equity Consideration Between $25MM and
$250MM Since January 1, 2001 (1)

($ Millions)

					Premium Paid	Premium Paid
				Equity	One Trading	Twenty Trading
Announce				Consideration	Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

10/30/01	International Business Machines Corporation	CrossWorlds Software, Inc.	Enables companies to automate business processes that integrate multiple applications, such as those for managing customer relationships and supply chains.	$129.0	31.4%	97.9%
4/23/02	Mentor Graphics Corporation	Innoveda, Inc.	Provides electronic design automation (EDA) technology, software and services for businesses in the consumer electronics, computer, telecommunications, automotive and aerospace industries.	$175.6	66.0%	96.5%
5/29/02	Openwave Systems, Inc.	SignalSoft Corporation	Provider of mobile middleware software products needed to implement location-based services.	$58.1	113.2%	93.2%
10/25/01	SG Merger Corporation	Ecometry Corporation	Provides integrated software solutions for multi- channel commerce.	$33.7	80.0%	92.9%
6/10/02	Novell, Inc.	SilverStream Software, Inc.	Provider of a visual integrated services environment to simplify and accelerate the development of business applications.	$214.4	75.1%	84.0%
3/21/01	Citrix Systems, Inc.	Sequoia Software Corporation	Provides XML-based software for creating interactive Internet portals.	$184.6	12.8%	82.3%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

36	BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis
North American Software Transactions With Equity Consideration Between $25MM and
$250MM Since January 1, 2001 (1)

($ Millions)

					Premium Paid	Premium Paid
				Equity	One Trading	Twenty Trading
Announce				Consideration	Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

8/7/01	COGNICASE Inc.	Ezenet Corp.	Provides customer-centric software for aggregating and managing customer account information, personal financial planning and transaction processing capabilities.	$34.3	85.9%	80.6%
11/8/02	Thoma Cressey Equity Partners, Inc. and LLR Partners, Inc.	Prophet 21, Inc.	Provides business technology software and services to the durable goods distribution market.	$66.2	25.4%	77.9%
3/18/02	MSC.Software Corporation	Mechanical Dynamics, Inc.	Provides software that allows engineering teams to build and test functional virtual prototypes of complex mechanical designs, realistically simulating full-motion behavior on their computers.	$119.4	57.0%	71.4%
11/19/01	Exelixis, Inc.	Genomica Corporation	Provides bioinformatic software that streamlines the process of using genomics data to discover drugs.	$110.0	32.8%	66.3%
7/2/01	ValueClick, Inc.	Mediaplex, Inc.	Provides relational database management solutions for marketers and advertisers.	$47.7	44.6%	62.5%
12/20/02	Sybase, Inc.	AvantGo, Inc.	Provider of mobile middleware software to enterprises.	$38.0	100.2%	56.1%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

37	BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis
North American Software Transactions With Equity Consideration Between $25MM and
$250MM Since January 1, 2001 (1)

($ Millions)

					Premium Paid	Premium Paid
				Equity	One Trading	Twenty Trading
Announce				Consideration	Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

3/28/01	Sage Group plc	Interact Commerce Corporation	Provides sales, marketing and customer support software to middle market businesses.	$244.4	51.2%	52.4%
4/2/02	Kroll, Inc.	ONTRACK Data International, Inc.	Provides software and service solutions to help customers manage, recover and discover their valuable data.	$140.0	28.7%	52.1%
10/28/02	SSA Global Technologies, Inc.	Infinium Software, Inc.	Provides Web-integrated enterprise business applications.	$102.9	20.7%	51.2%
8/7/01	Corel Corporation	SoftQuad Software, Ltd.	Develops XML enabling technologies and commerce solutions for eBusiness.	$37.5	41.2%	50.7%
10/22/02	Microsoft Corporation	Vicinity Corporation	Provides Internet-based marketing infrastructure services.	$95.9	48.7%	50.0%
5/18/01	AOL Time Warner Inc.	InfoInterActive Inc.	Provides telecommunications applications combining telephone, Internet and wireless networking technologies.	$28.2	36.5%	42.0%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

38	BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis
North American Software Transactions With Equity Consideration Between $25MM and
$250MM Since January 1, 2001 (1)

($ Millions)

					Premium Paid	Premium Paid
				Equity	One Trading	Twenty Trading
Announce				Consideration	Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

2/13/02	deLaski Family (Management Buyout)	Deltek Systems, Inc.	Provides business software, solutions and consulting to professional services firms and project-based companies.	$109.4	18.2%	41.9%
2/5/03	SunGard Data Systems, Inc.	H.T.E., Inc.	Provides financial management, land development management and public safety and justice software solutions to local government agencies.	$120.5	47.7%	41.7%
4/3/03	The Thomson Corporation	Elite Information Group, Inc.	Provider of integrated practice and financial management applications for legal and professional services markets.	$112.6	40.4%	40.7%
6/1/01	DoubleClick, Inc.	MessageMedia, Inc.	Provides permission-based, eMail marketing and messaging solutions.	$39.3	32.3%	38.8%
1/24/02	PeopleSoft, Inc.	Momentum Business Applications, Inc.	Provides eBusiness, analytics and business process applications software solutions.	$90.0	(3.3%)	(5.7%)
1/8/01	Chordiant Software, Inc.	Prime Response, Inc.	Develops relationship marketing suite of software applications providing and easy-to-use interface empowering marketing capabilities.	$33.8	(2.2%)	(5.7%)

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

39	BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis
North American Software Transactions With Equity Consideration Between $25MM and
$250MM Since January 1, 2001 (1)

($ Millions)

					Premium Paid	Premium Paid
				Equity	One Trading	Twenty Trading
Announce				Consideration	Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

8/16/01	divine, inc.	Open Market, Inc.	Provides content-driven eBusiness solutions that enable enterprises to manage interactions with their site visitors, customers, employees and channel partners.	$48.7	(7.5%)	(11.5%)
11/25/02	Mapics, Inc.	FrontStep, Inc.	Provides integrated manufacturing, supply chain management, financial and eCommerce software solutions.	$28.6	5.2%	(12.4%)
3/13/02	divine, inc.	Delano Technology Corporation	Provides campaign management/eMarketing software.	$33.5	7.2%	(13.3%)
12/4/01	Roxio, Inc.	MGI Software Corp.	Provides consumer digital photo and video editing software.	$31.8	0.3%	(14.4%)
			High		260.0%	433.2%
			Median		50.0%	82.3%
			Low		(7.5%)	(14.4%)

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

40	BROADVIEW INTERNATIONAL LLC